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AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT
AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT made this 1st day of November, 2004, by and between Morgan Stanley
Institutional Fund Trust (the "Fund"), a business trust organized under the laws of the Commonwealth of Pennsylvania, and Morgan Stanley Investment Management Inc., a Delaware corporation, as successor to Miller Anderson & Sherrerd, LLP (the "Adviser").
RECITALS
WHEREAS, The Fund entered into an Investment Advisory Agreement to provide investment advisory services with Miller Anderson & Sherrerd, LLP, effective as of May 1, 1997, as amended (the "Current Investment Advisory Agreement");
and WHEREAS, This Agreement amends and restates, in its entirety, the Current Investment Advisory Agreement to reduce the fee payable by certain of the Fund's Portfolios under this Agreement;
AGREEMENTS
Now, Therefore, the Fund and the Adviser agree as follows:
1. Duties of Adviser. The Fund hereby appoints the Adviser to act as investment adviser to each of the Portfolios listed on-Schedule A hereto
 (the "Portfolios"), for the period and on such terms set forth in this Agreement. The Fund employs the Adviser to manage the investment and reinvestment of the assets of the Portfolios, to continuously review, supervise and administer the investment program of each of the Portfolios, to determine in its discretion the securities to be purchased or sold and the portion of each such Portfolio's assets to be held uninvested, to provide the Fund with records concerning the Adviser's activities which the Fund is required to maintain, and to render regular reports to the Fund's officers and Board of Trustees concerning the Adviser's discharge of the foregoing responsibilities. The Adviser shall discharge the foregoing responsibilities subject to the control of the officers and the Board of Trustees of the Fund, and in compliance with the objectives, policies and limitations set forth in the Fund's prospectus and applicable laws and regulations. The Adviser accepts such employment and agrees to render the services and to provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein.
2. Portfolio Transactions. The Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of securities for each of the Portfolios and is directed to use its best efforts to obtain the best available price and most favorable execution, except as prescribed herein. Subject to policies established by the Board of Trustees of the Fund, the Adviser may also be authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser's overall responsibilities with respect to the Fund. The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise.
 The Adviser will promptly communicate to the officers and Trustees of the Fund such information relating to portfolio transactions as they may reasonably request.
3. Compensation of the Adviser. For the services to be rendered by the Adviser as provided in Section 1 of this Agreement, the Fund shall pay to the Adviser at the end of each of the Fund's fiscal quarters, an advisory fee calculated by applying a quarterly rate, based on the annual percentage rates set forth opposite each Portfolio's name on Schedule A hereto, to each Portfolio's average daily net assets for the quarter.
In the event of termination of this Agreement, the fee provided under this Section shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current fiscal quarter as a percentage of the total number of days in such quarter.
4. Other Services. At the request of the Fund, the Adviser, in its discretion may make available to the Fund office facilities, equipment, personnel and other services. Such office facilities, equipment, personnel and services shall be provided for or rendered by the Adviser and billed to the Fund at the Adviser's cost.
5. Reports. The Fund and the Adviser agree to furnish to each other current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.
6. Status of Adviser. The services of the Adviser to the Fund are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its services to the Fund are not impaired thereby.
7. Liability of Adviser. In the absence of (i) willful misfeasance, bad faith or gross negligence on the part of the Adviser in performance of its obligations and duties hereunder, (ii) reckless disregard by the Adviser of its obligations and duties hereunder, or (iii) a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the Investment
Company Act of 1940, as amended (the "1940 Act"), the Adviser shall not be subject to any liability whatsoever to the Fund, or to any shareholder of the Fund, for any error or judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of any Portfolio of the Fund.
8. Permissible Interests. Subject to and in accordance with the Declaration of Trust of the Fund and the Partnership Agreement (or other governing or organizational documents) of the Adviser, Trustees, agents and shareholders of the Fund are or may be interested in the Adviser
 (or any successor thereof) as officers or partners, or otherwise;
officers, agents and partners of the Adviser are or may be interested in the Fund as Trustees, officers, shareholders or otherwise; and the Adviser (or any successor) is or may be interested in the Fund as a shareholder or otherwise. The effect of any such interrelationships shall be governed by said Declaration of Trust or Partnership Agreement
 (or other governing or organizational documents) and provisions of the 1940 Act.
9. Declaration of Trust. The Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in Article VIII of the Declaration of Trust of the Fund and agrees that the obligations assumed by the Fund pursuant to this Agreement shall be limited in all cases to the Fund and its assets, and the Adviser shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Fund. Nor shall the Adviser seek satisfaction of any such obligations from the Trustees or any individual Trustee.
10. Duration and Termination. This Agreement, unless sooner terminated as provided herein, shall continue so long as such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Board of Trustees of the Fund who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of each Portfolio of the Fund; provided, however that if the holders of any Portfolio fail to approve the Agreement as provided herein, the Adviser may continue to serve in such capacity in the manner and to the extent permitted by the 1940 Act and Rules thereunder. This Agreement may be terminated by any Portfolio of the Fund at any time, without the payment of any penalty, by vote of a majority of the entire Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Portfolio on 60 days written notice to the Adviser. This Agreement may be terminated by the Adviser at any time, without the payment of any penalty, upon 90 days' written notice to the Fund. This Agreement will automatically and immediately terminate in the event of its assignment. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed postpaid, to the other party at any office of such party.
As used in this Section 10, the terms "assignment," "interested persons," and "a vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in Section 2(a)(4),
Section 2(a)(19) and Section 2(a)(42) of the 1940 Act.
11. Amendment of Agreement. This Agreement may be amended by mutual consent, but the consent of the Fund must be approved (a) by a vote of a majority of those members of the Board of Trustees of the Fund who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (b) by vote of a majority of the outstanding voting securities of each Portfolio of the Fund.
12. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of this 1st day of November, 2004.

MORGAN STANLEY INVESTMENT MANAGEMENT INC.
MORGAN STANLEY INSTITUTIONAL FUND TRUST

By		/s/ Mitchell M. Merin
		By/s/ Ronald E. Robison

Name:		Mitchell M. Merin
Name:		Ronald E. Robison
Title:		President
Title:
Executive Vice President

Schedule A

Portfolio
Contractual Rate of Advisory Fees

Advisory Foreign Fixed Income II Portfolio	0.375%
Advisory Foreign Fixed Income Portfolio		0.375%
Advisory Mortgage Portfolio		0.375%
Balanced Plus Portfolio		0.550%
Balanced Portfolio		0.450%
Core Plus Fixed Income Portfolio 0.375% of the portion of the daily net assets not exceeding $1 billion; 0.30% of the portion of the daily net assets exceeding $1 billion
Equity Portfolio 0.50% of the portion of the daily net assets not exceeding $150 million; 0.45% of the portion of the daily net assets exceeding $150 million but not exceeding $250 million; 0.40%
of the portion of the daily net assets exceeding $250 million but not exceeding $350 million; 0.35% of the portion of the daily net assets exceeding $350 million
Growth Portfolio 0.500%
High Yield Portfolio 0.45% of the portion of the daily net
assets not exceeding $1.5 billion; 0.40% of the portion of the daily net assets exceeding $1.5 billion
Intermediate Duration Portfolio		0.375%
International Fixed Income Portfolio		0.375%
Investment Grade Credit Advisory Portfolio	0.375%
Investment Grade Fixed Income Portfolio		0.375%
Limited Duration Portfolio		0.300%
Mid Cap Growth Portfolio		0.500%
Mortgage Advisory Portfolio		0.375%
Municipal Portfolio		0.375%
New York Municipal Portfolio		0.375%
Targeted Duration Portfolio		0.375
U.S. Core Fixed Income Portfolio	0.375%
U.S. Mid Cap Value Portfolio		0.72% of the portion
of the daily net assets not exceeding $1 billion; 0.65% of the portion of the daily net assets exceeding $1 billion
U.S. Small Cap Value Portfolio		0.67% of the portion of
the daily net assets not exceeding $500 million; 0.645% of the portion of the daily net assets exceeding $500 million but not exceeding
$1 billion; 0.62% of the portion of the daily net assets exceeding
$1 billion
Value II Portfolio		0.50%
Value Portfolio		0.50% of the portion of the daily net
assets not exceeding $1 billion; 0.45% of the portion of the daily net assets exceeding $1 billion but not exceeding $2 billion; 0.40% of the portion of the daily net assets exceeding $2 billion but not exceeding $3 billion; 0.35% of the portion of the daily net assets exceeding $3 billion